Exhibit 99.1

[Tribune Publishing Company Letterhead]

April 25, 2016

VIA EMAIL (rdickey@gannett.com) & U.S. MAIL

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, VA 22107

Attn:	John Jeffry Louis
Robert Dickey

Dear Messrs. Louis and Dickey:

On behalf of the Board of Directors of Tribune Publishing Company (the “Company”), I am writing in response to your letter dated April 25 and Gannett Co., Inc.’s decision to make public its unsolicited proposal to acquire all of the outstanding shares of the Company for $12.25 per share in cash (the “Proposal”).

We do not understand why you found our response to your proposal to be inadequate.  Our Board, management team and advisors have gone to great lengths to address your proposal and respond to your requests regarding how we can move forward in a productive and constructive manner.

To that end, I would like to highlight a few key facts:

•                  Promptly following your April 12 letter, we had multiple discussions with you regarding our plans for next steps.

•                  In addition, representatives of the Company agreed to have dinner with representatives of Gannett on April 18 in Washington, D.C.  Gannett canceled that meeting on April 16 without offering a reason.

•                  In our letter dated April 22, we made it clear that we were finalizing our engagement of Goldman, Sachs & Co. and Lazard as financial advisors and Kirkland & Ellis LLP as legal advisor.

•                  I personally engaged with Bob numerous times both in writing and via phone on Saturday, April 23 and Sunday, April 24 regarding next steps.  We asked our financial advisors to do the same.  In short, we made every effort to establish open lines of communication and maintain a constructive dialogue.

•                  Gannett’s behavior, on the other hand, has been erratic and unreliable.  On Sunday morning, April 24, you sent the Company a letter demanding a substantive response to your proposal from our Board of Directors within 90 minutes.  Despite your unreasonable time constraint, we responded quickly and offered to arrange a substantive meeting promptly following our first quarter earnings call on May 4.  You countered via e-mail, requesting some further commitments from the Company, only to withdraw that counterproposal without explanation within an hour, and just as we were positively responding to your further request.

•                  While the Company has been handling your unsolicited, non-binding proposal with a constructive seriousness, Gannett has been playing games.

Our entire team was surprised and confused by your decision to cease discussions regarding a reasonable path forward and to adopt the aggressive and hostile approach you have undertaken.

While we disagree with your approach, it in no way changes our commitment to act in the best interest of our shareholders.  The Board, together with our advisors, is engaged in a process to review your proposal thoroughly.  We will do so expeditiously but in a manner that enables the Board to fully assess your proposal.

Sincerely,

/s/ Justin C. Dearborn

Justin C. Dearborn,
on behalf of the Board of Directors

cc:	Michael W. Ferro, Jr.
Julie K. Xanders